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                                                                                                    EXHIBIT 12.1

                                                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Unaudited)
                                                                                                               Six Months Ended
                                                                 Year Ended May 31,                               November 30,
                                              -----------------------------------------------------------     -----------------
                                                1994        1995        1996         1997         1998          1997      1998
                                              --------    --------    ----------  ----------   ----------     --------   ------
                                                             (In thousands, except ratios)
Earnings:

   Income before income taxes..............   $378,462    $522,084     $539,959    $628,221     $735,213      $431,504   $420,995
   Add back:
     Interest expense, net of
       capitalized interest................    152,170     130,923      105,449      95,689      117,726        58,901     45,267
     Amortization of debt
       issuance costs......................      2,860       2,493        1,628       1,328        1,339           679        406
     Portion of rent expense
       representative of
       interest factor.....................    285,261     329,370      386,254     434,846      499,823       241,347    263,010
                                               --------   --------    ---------   ---------   ----------      --------    -------

   Earnings as adjusted....................   $818,753    $984,870   $1,033,290  $1,160,084   $1,354,101      $732,431   $729,678
                                               --------   --------   ----------  ----------   ----------      --------   --------
                                               --------   --------   ----------  ----------   ----------      --------   --------

Fixed Charges:
   Interest expense, net of
     capitalized interest..................   $152,170    $130,923   $  105,449  $   95,689   $  117,726      $ 58,901   $ 45,267
   Capitalized interest....................     29,738      27,381       39,254      39,449       31,443        15,955     19,842
   Amortization of debt
     issuance costs........................      2,860       2,493        1,628       1,328        1,339           679        406
   Portion of rent expense
     representative of
     interest factor.......................    285,261     329,370      386,254     434,846      499,823       241,347    263,010
                                              --------    --------   ----------  ----------   ----------      --------   --------
                                              $470,029    $490,167   $  532,585  $  571,312   $  650,331      $316,882   $328,525
                                              --------    --------   ----------  ----------   ----------      --------   --------
                                              --------    --------   ----------  ----------   ----------      --------   --------

   Ratio of Earnings to Fixed Charges......        1.7         2.0          1.9         2.0          2.1           2.3        2.2
                                              --------    --------   ----------  ----------   ----------      --------   --------
                                              --------    --------   ----------  ----------   ----------      --------   --------
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